EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with and is qualified by reference to, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” included in this Form 10-K.  The consolidated statements of operations data for the years ended October 31, 2009, 2008, 2007, 2006 and 2005, and the consolidated balance sheet data are derived from our consolidated financial statements. The amounts shown below have been revised to reflect the effect of the adoption of ASC 470-20. The historical results are not necessarily indicative of future results.

	Year Ended October 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share and unit/seat amounts)

Summary financial statements (a):
Revenue
Utility	$71,707	$80,893	$78,457	$86,792	$67,029
Proprietary Table Games	38,697	38,594	33,125	38,316	39,517
Electronic Table Systems	22,342	27,461	27,890	16,555	6,022
Electronic Gaming Machines	46,598	42,898	39,269	21,090	-
Unallocated Corporate	83	160	110	238	292

Total revenue	179,427	190,006	178,851	162,991	112,860
Cost of revenue	73,756	79,104	74,985	56,721	29,260
Gross profit	105,671	110,902	103,866	106,270	83,600
Income (Loss) from continuing operations	14,974	(15,373)	12,914	2,134	26,073
Discontinued operations, net of tax	-	(1)	78	(246)	76
Net Income (loss)	$14,974	$(15,374)	$12,992	$1,888	$26,149

Earnings (Loss) per share - continuing operations:
Earnings (loss) per share, basic (b)	$0.28	$(0.38)	$0.37	$0.06	$0.75
Earnings (loss) per share, diluted (b)	$0.28	$(0.38)	$0.37	$0.06	$0.72
Weighted average shares, basic (b)	53,120	40,006	34,680	34,585	34,924
Weighted average shares, diluted (b)	53,449	40,006	35,276	36,052	36,378

Balance Sheet Data (end of year):
Cash, cash equivalents, and investments	$7,840	$5,374	$4,392	$8,917	$34,088
Total assets	$285,469	$261,930	$359,535	$304,823	$192,541
Total debt	$93,210	$124,335	$226,151	$220,609	$145,936
Total long-term liabilities	$96,109	$86,428	$225,076	$149,985	$143,043
Shareholders' equity	$156,074	$103,363	$93,097	$41,399	$25,455

Cash Flow Data:
Cash provided by operating activities	$40,142	$44,018	$33,048	$34,021	$34,508
Cash (used) by investing activities	$(9,045)	$(5,812)	$(33,119)	$(104,142)	$(6,526)
Cash (used) provided by financing activities	$(30,124)	$(37,256)	$(3,513)	$65,923	$(35,027)

(a)  In September 2007, we purchased PGIC's table games division. Effective February 1, 2006, we acquired Stargames. These acquisitions, in addition to less significant acquisitions, are included in our consolidated financial statements beginning on the effective date of the transactions.

(b)  Earnings per share and weighted average share amounts reflect the effects of our 3 for 2 common share stock splits in January 2005 as well as our equity offering in July 2008 of an additional 20,294 common shares.  For fiscal 2008, the dilution of 75 shares related to our options, restricted stock and contingent convertible notes have not been included in the diluted loss per share computation as their inclusion would be anti-dilutive.